Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES THIRD QUARTER 2006 RESULTS AND
DECLARES FOURTH QUARTER 2006 DIVIDEND

Boston, Massachusetts, November 3, 2006.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2006 results.  Net income for the quarter ended September 30, 2006 was $29.1 million, or $1.81 per diluted share, compared to $30.5 million, or $1.92 per diluted share, for the comparable 2005 period.  Net income for the nine months ended September 30, 2006 was $89.0 million, or $5.57 per diluted share, compared to $68.2 million, or $4.29 per diluted share, for the comparable 2005 period. Safety’s book value per share increased to $29.67 at September 30, 2006 compared to $24.57 at December 31, 2005.  Safety paid $0.61 per share in dividends to investors during the nine months ended September 30, 2006 compared to $0.42 per share during the comparable 2005 period.  Safety paid $0.60 per share in dividends to investors during the year ended December 31, 2005.

Direct written premiums for the quarter ended September 30, 2006 decreased by $4.9 million, or 3.0%, to $156.3 million from $161.2 million for the comparable 2005 period.  Direct written premiums for the nine months ended September 30, 2006 decreased by $17.5 million, or 3.4%, to $496.9 million from $514.4 million for the comparable 2005 period. The 2006 decrease occurred primarily in our personal automobile line, which experienced a 6.9% decrease in average written premium.  Partially offsetting the personal auto line decrease, were increases in our commercial automobile line’s average written premium of 12.6%  and our homeowners line’s average written premium of 6.2%.

Net written premiums for the quarter ended September 30, 2006 decreased by $1.1 million, or 0.7%, to $155.8 million from $156.9 million for the comparable 2005 period.  Net written premiums for the nine months ended September 30, 2006 decreased by $19.8 million, or 3.9%, to $491.4 million from $511.2 million for the comparable 2005 period.  These decreases were due to the factors that decreased direct written premiums combined with a decrease in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”).  Net earned premiums for the quarter ended September 30, 2006 decreased by $0.8 million to $156.7 million from $157.5 million for the comparable 2005 period.  Net earned premiums for the nine months ended September 30, 2006 increased by $0.3 million to $470.8 million from $470.5 million for the comparable 2005 period.

Net investment income for the quarter ended September 30, 2006 was $10.3 million compared to $7.9 million for the comparable 2005 period.  Net investment income for the nine months ended September 30, 2006 was $29.6 million compared to $23.1 million for the comparable 2005 period.  Average cash and investment securities (at cost) increased by $79.0 million, or 9.6%, to $905.8 million for the nine months ended September 30, 2006 from $826.8 million for the comparable 2005 period.  Net effective annualized yield on the investment portfolio increased to 4.4% during the nine months ended September 30, 2006 from 3.7% during the comparable 2005 period.  Our duration increased to 4.6 years at September 30, 2006 from 3.2 years at December 31, 2005.   Net realized losses on investments was $0.3 million for the nine months ended September 30, 2006 compared to net realized gains of  $0.5 million for the comparable 2005 period.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended September 30, 2006 were 56.7%, 25.1% and 81.8% compared to 57.0%, 23.3% and 80.3% for the comparable 2005 period. Loss, expense and combined ratios calculated under GAAP for the nine months ended September 30, 2006 were 55.1%, 25.8% and 80.9% compared to 62.4%, 24.1% and 86.5% for the comparable 2005 period.  The loss ratio improved as a result of a decrease in personal and commercial automobile bodily injury and physical damage claim frequency and an increase in favorable loss development in our personal and commercial automobile and homeowners lines prior year results.  Total prior year favorable development included in the pre-tax results for the quarter and nine months ended  September 30, 2006 was $10.1 million and $35.5 million, respectively, compared to prior year favorable development of $10.2 million and $27.5 million, respectively, for the comparable 2005 periods.

The Board of Directors today approved and declared a $0.25 per share quarterly cash dividend on the issued and outstanding common stock, payable on December 15, 2006 to shareholders of record at the close of business on December 1, 2006.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2005 Form 10-K with the SEC on March 16, 2006, filed its March 31, 2006 Form 10-Q on May 10, 2006, filed its June 30, 2006 Form 10-Q on August 9, 2006 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2006. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $910,451 and $713,930)	$911,067	$712,538
Equity securities, at fair value (cost: $3,929 and $1,895)	4,126	2,005
Total investment securities	915,193	714,543
Cash and cash equivalents	23,551	163,027
Accounts receivable, net of allowance for doubtful accounts	164,120	154,421
Accrued investment income	9,610	7,856
Taxes recoverable	120	318
Receivable from reinsurers related to paid loss and loss adjustment expenses	17,403	18,750
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	78,279	80,550
Prepaid reinsurance premiums	34,834	37,174
Deferred policy acquisition costs	50,905	45,480
Deferred income taxes	17,909	18,120
Equity and deposits in pools	44,469	14,631
Other assets	3,096	2,805
Total assets	$1,359,489	$1,257,675

Liabilities
Loss and loss adjustment expense reserves	$437,726	$450,716
Unearned premium reserves	359,833	341,562
Accounts payable and accrued liabilities	32,257	44,372
Outstanding claims drafts	16,439	19,825
Payable to reinsurers	37,892	12,985
Capital lease obligations	96	266
Total liabilities	884,243	869,726

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,019,436 and 15,787,947 shares issued and outstanding, respectively	160	158
Additional paid-in capital	127,062	120,451
Accumulated other comprehensive loss, net of taxes	528	(833)
Retained earnings	347,496	268,173
Total shareholders' equity	475,246	387,949
Total liabilities and shareholders' equity	$ 1,359,489	$ 1,257,675

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net earned premiums	$156,748	$157,521	$470,787	$470,451
Net investment income	10,344	7,939	29,556	23,051
Net realized gains (losses) on investments	—	58	(261)	454
Finance and other service income	3,737	4,322	11,316	12,268
Total revenue	170,829	169,840	511,398	506,224

Losses and loss adjustment expenses	88,829	89,748	259,184	293,720
Underwriting, operating and related expenses	39,422	36,769	121,574	113,335
Interest expenses	21	262	65	710
Total expenses	128,272	126,779	380,823	407,765

Income before income taxes	42,557	43,061	130,575	98,459
Income tax expense	13,452	12,586	41,529	30,236
Net income	$29,105	$30,475	$89,046	$68,223

Earnings per weighted average common share:
Basic	$1.83	$1.95	$5.63	$4.39
Diluted	$1.81	$1.92	$5.57	$4.29

Cash dividends paid per common share	$0.25	$0.18	$0.61	$0.42

Weighted average number of common shares outstanding:
Basic	15,887,574	15,630,838	15,809,047	15,552,128
Diluted	16,051,606	15,878,212	15,978,096	15,912,808